FOR IMMEDIATE RELEASE	Exhibit 99.1

3M General Counsel to Retire

St. Paul, Minn. – March 19, 2007 – 3M said today that its senior vice president, Legal Affairs and General Counsel, Richard F. Ziegler, will retire at the end of the year.

“Richard is an extraordinary lawyer who served the company very effectively since joining 3M in 2003. During that time, he served with three chief executive officers, and I am especially grateful that he remained in place for the first year of my tenure,” said George W. Buckley, 3M chairman of the board, president and CEO. “Rich made invaluable contributions to 3M and I thank him for his strong leadership of our legal function.”

Ziegler, 57, will step down from his current position March 31, but will continue to provide counsel and support on the company’s ongoing legal matters and in the transition to his successor, for whom an external and internal search is under way.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation. For more information, including the latest product and technology news, visit www.3M.com.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Investor Contacts:

Matt Ginter

3M

(651) 733-8206

Bruce Jermeland

3M

(651) 733-1807

Media Contact:

Jacqueline Berry

3M

(651) 733-3611

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000